Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Pagaya Technologies Ltd. for the registration of Class A Ordinary Shares and to the incorporation by reference therein of our report dated April 20, 2023, with respect to the consolidated financial statements of Pagaya Technologies Ltd. included in its Annual Report (Form 20- F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/KOST FORER GABBAY & KASIERER

October 4, 2023	A Member of Ernst & Young Global